DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    As of March 12, 2025, Kingstone Companies, Inc. (“we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Act of 1934, as amended: our common stock, $0.01 par value per share (the “common stock”).

    The following summary of our capital stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law, our Restated Certificate of Incorporation, as amended (the “charter”), and our Bylaws, as amended (the “bylaws”), copies of which are incorporated by reference into our Annual Report on Form 10-K.

Authorization

Our authorized capital stock consists of 22,500,000 shares of capital stock. We are authorized to issue 20,000,000 shares of common stock and 2,500,000 shares of preferred stock, par value $0.01 per share.

As of March 12, 2025, there were 13,730,802 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Dividend Rights. Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, the holders of our common stock are entitled to share ratably in such dividends as may be declared by our Board of Directors out of funds legally available therefor.

As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we are then insolvent or the payment of the dividend will render us insolvent. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends.

Our ability to pay cash dividends to our shareholders is also primarily dependent upon the cash dividends received from our subsidiary, Kingstone Insurance Company.

Voting Rights. Each share of our common stock entitles its holder to one vote in the election of directors as well as all other matters to be voted on by shareholders. Holders of our common stock are entitled to cumulate their votes in the election of directors. This means that

8514164.2

each shareholder has the right to cumulate his votes and give to one or more nominees as many votes as equals the number of directors to be elected multiplied by the number of shares he is entitled to vote. A shareholder may therefore cast his votes for one nominee or distribute them among two or more of the nominees.

No Preemptive Rights. Holders of our common stock do not have any preemptive rights to subscribe for additional shares on a pro rata basis or otherwise when additional shares are offered for sale by us.

Liquidation Rights. Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, in the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, pro rata, after payment of all of our debts and liabilities, all of our remaining assets available for distribution.

Other Rights. Holders of our common stock have no preferences or conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us and are not subject to redemption.

 Certain Provisions Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and our charter and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our company. All references to the charter and bylaws are to our charter and bylaws in effect on the date of the filing of this Exhibit 4.1.

Filling Vacancies. Vacancies occurring in our Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the remaining directors, even if less than a quorum.

Amendment of Bylaws. Subject to certain restrictions described below, either our Board of Directors or our shareholders may amend or repeal our bylaws.

Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may be called only by a majority of our Board of Directors.

Authorized But Unissued Shares. Delaware law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued

8514164.2

shares may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Preferred Stock. Under the terms of our charter, our Board of Directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a shareholder vote on specific issues. However, the ability of our Board of Directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control.

Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to the nomination of persons for election as directors, other than nominations made by or at the direction of our Board of Directors, and shareholder proposals for business.

 Shareholder Nominees.    In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting.  To be timely, the notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; however, if less than 70 days’ notice of the date of the meeting is given to shareholders and public disclosure of the meeting date, pursuant to a press release, is either not made at all or is made less than 70 days prior to the meeting date, notice by a shareholder to be timely made must be so received no later than the close of business on the tenth day following the earlier of the following:
•the day on which the notice of the date of the meeting was made available to shareholders, or
•the day on which such public disclosure of the meeting date was made.

The shareholder sending the notice of nomination must describe various matters, including such information as:
•the name, age, business and residence addresses, occupation or employment and shares held by the nominee;
•any other information relating to such nominee required to be disclosed in a proxy statement; and
•the name, address and number of shares held by the shareholder.

Shareholder Proposals.   In order for a shareholder to make a proposal at an annual meeting of shareholders, under our bylaws, timely notice must be received by us in advance of the meeting. To be timely, the proposal must be received by our Secretary at our principal executive offices on a date which is not less than 60 days nor more than 90 days prior to the date which is

8514164.2

one year from the date of the mailing of the notice regarding the availability of proxy materials for the prior year’s annual meeting of shareholders. If during the prior year we did not hold an annual meeting, or if the date of the meeting for which a shareholder intends to submit a proposal has changed more than 30 days from the date of the meeting in the prior year, then the notice must be received a reasonable time before we mail the notice regarding the availability of proxy materials for the current year. A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting certain information regarding the proposal, including the following:
•a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting;
•the name and address of the shareholder proposing such business;
•the class and number of our shares which are beneficially owned by such shareholder;
•any material interest of such shareholder in such business.

Statutory and other Restrictions on Acquisition of our Capital Stock.   We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested shareholder, unless:
•prior to the time of the proposed action, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time of the proposed action, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company.

4

8514164.2